EXHIBIT 4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-277235 and 333-277217 on Form F-10 and Registration Statement No. 333-275422 on Form S-8 and to the use of our reports dated February 28, 2024 relating to the combined financial statements of Granite Real Estate Investment Trust and Granite REIT Inc. (collectively, the “Trust”) and the effectiveness of the Trust’s internal control over financial reporting appearing in this Annual Report on Form 40-F for the year ended December 31, 2023.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada
February 28, 2024